Exhibit 99.1

BIOMET SHAREHOLDERS APPROVE MERGER

WARSAW, Ind., September 5, 2007—Biomet, Inc. (NASDAQ: BMET) today announced that, at a special meeting held today, its shareholders approved the merger agreement with LVB Acquisition, Inc. and LVB Acquisition Merger Sub, Inc. Based upon the preliminary tally of shares voted, 91.56% of the total shares outstanding voted in favor of the merger.

LVB Acquisition, Inc. and LVB Acquisition Merger Sub, Inc. are indirectly owned by investment partnerships directly or indirectly advised or managed by The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. and TPG.

Subject to satisfaction of the closing conditions in the merger agreement, Biomet expects the transaction to be completed by the end of September. Pursuant to the merger agreement, LVB Acquisition Merger Sub, Inc. will merge with and into Biomet. As a result, Biomet will become a wholly-owned subsidiary of LVB Acquisition, Inc.

Under the terms of the agreement, Biomet shareholders (other than LVB Acquisition Merger Sub, Inc.) will receive $46.00 in cash, without interest and less any required withholding taxes, for each outstanding Biomet common share.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture, and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 70 countries.

About The Blackstone Group

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services. The Blackstone Group is one of the largest independent alternative asset managers in the world. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. For further information visit: http://www.blackstone.com.

About Goldman Sachs & Co.

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1991, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division, which has formed 13 investment vehicles aggregating $56 billion of capital to date.

About Kohlberg Kravis Roberts & Co.

Kohlberg Kravis Roberts & Co. (KKR) is one of the world’s oldest and most experienced private equity firms specializing in management buyouts. Founded in 1976, it has offices in New York, Menlo Park, London, Paris, Hong Kong, and Tokyo. Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Over the past 30 years, KKR has completed over 150 transactions with a total value of over US$294 billion.

About TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG’s investments span a variety of industries including healthcare, retail/consumer, airlines, media and communications, industrials, technology and financial services. Please visit www.tpg.com.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Biomet believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained herein will prove to be accurate. Some of the factors that could cause actual results and forward-looking statements contained herein to differ include: Biomet’s inability to meet NASDAQ requirements for continued listing; the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement; the outcome of any legal proceedings that may be instituted against Biomet and others; the inability to complete the merger due to the failure to satisfy the conditions required to complete the merger; risks that the proposed transaction disrupts current plans and operations and Biomet’s potential difficulties in employee, distributor, supplier and customer retention as a result of the merger; and other risk factors as set forth from time to time in Biomet’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation that Biomet’s objectives will be achieved. Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

For Biomet:

Daniel P. Florin, Senior Vice President, Biomet and Chief Financial Officer, at (574) 372-1687; Greg W. Sasso, Senior Vice President, Biomet and President SBU Operations, at (574) 372-1528; or Barbara Goslee, Director, Corporate Communications, at (574) 372-1514.

For Sponsor Group:

Owen Blicksilver at 516-742-5950.